Exhibit 10.6

CURIS

May 10, 2002

Changgeng Qian

10 Riverview Circle

Wayland, MA 01778

Dear Chang,

I am pleased to inform you of your promotion to Director. The terms of your promotion are outlined below:

Position: Director, Pharmacology

Effective Date: May 6, 2002

Rate of Pay: $10,833.33 per month to be reviewed as part of our performance review program.

Stock Options: You will be granted an option to purchase additional shares of common stock of the Company. The number of shares will be determined by the Board of Directors and will be granted, subject to Board approval, at its next regularly schedule meeting. The stock option vests over four years with 25% vesting on the first anniversary of the date of grant. The stock option then vests at 6.25% per quarter over the remainder of the vesting period. Vesting of stock options is contingent upon your continued employment at Curis. The exercise price of the option will be established by the Board of Directors.

It should be understood by you that your employment at Curis, Inc. is at all times on at “at will” basis, which means that it is not guaranteed for any specific period of time and may be terminated by you or by Curis at any time, with or without notice. The terms of your employment will be interpreted in accordance with and governed by laws of the Commonwealth of Massachusetts.

If the terms of your promotion are acceptable, please indicate your acceptance by signing both copies of this letter. Please return one copy to Holly Benke, Human Resources.

Sincerely,

/s/ LEE RUBIN
Lee Rubin, Ph.D.
Sr. Vice President, Research and CSO

Agreed and accepted:

/s/ CHANGGENG QIAN
Changgeng Qian

Date: May 21, 2002